Exhibit 99.1

EARL SCHEIB, INC.

News Release

(For immediate release)

Company Contact:	Charles E. Barrantes

Chief Financial Officer

(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES SIGNIFICANTLY IMPROVED RESULTS IN THE FOURTH QUARTER AND FISCAL YEAR 2004

Sherman Oaks, CA, July 16, 2004 – Earl Scheib, Inc. (AMEX:ESH) reported its results for the fourth quarter and fiscal year ended April 30, 2004.

Sales for the fourth quarter of fiscal 2004 were $12,724,000, an increase of 5% over the comparable quarter of fiscal 2003, despite the Company operating 11 fewer retail paint and body shops since April 30, 2003.  During the fourth quarter of fiscal 2004, which had two more sales days than fiscal 2003, same-shop retail paint sales increased by 13%.  For the year ended April 30, 2004, sales were $47,839,000, an increase of 1.3% from the prior year.

The operating losses for the fourth quarter of fiscal 2004 and 2003 were $143,000 and $627,000, respectively, an improvement of over 75%.  The improved operating results in the fourth quarter were primarily attributable to increased same–shop sales and to an overall reduction in operating expenses; however $316,000 of exit and disposal costs, including an asset impairment write-down, offset this improvement.  In the fourth quarter of fiscal 2003, similar costs totaled $204,000.  The operating loss for the year ended April 30, 2004 of $1,862,000 represented an improvement of over $1,500,000 from the prior year operating loss of $3,451,000.  This improvement was in spite of exit and disposal costs and asset impairment write-down totaling $410,000 more than the prior fiscal year.

During the fourth quarter of fiscal 2004, the Company settled its dispute with the Internal Revenue Service regarding the disallowance, and related interest thereon, of a net operating loss carryback refund received by the Company in fiscal 1997.  The settlement resulted in the reversal of $1,272,000 of previously accrued interest expense.

During the third quarter of fiscal 2003, before the IRS settlement discussed above, the Company recorded a reversal of $425,000 of previously accrued interest expense over that required in February 2003.  In addition, during the third quarter of fiscal 2003, the Company recorded interest income of $164,000 on refunds of Federal income taxes paid in fiscal years 1999 and 1998.

During the first nine months of fiscal 2003, the Company sold four parcels of real estate for a pretax net gain of $1,479,000.  There were no sales of real estate in fiscal 2004.

Overall, net income for the fourth quarter of fiscal 2004 was $921,000, or $0.21 per diluted share, compared to a net loss of $746,000, or $0.17 per diluted share, for the fourth quarter of fiscal 2003.  For the year ended April 30, 2004 and 2003, the net loss was $1,336,000 and $1,929,000, or $0.31 and $0.44 per diluted share, respectively.  The Company did not recognize any Federal or state income tax benefit for the pretax losses in the fiscal years presented.

Chris Bement, Chief Executive Officer and President, stated that, “The positive business trends in the first nine months of fiscal 2004 accelerated into the fourth quarter.  Same-shop, same-day retail paint sales increased each month in the fourth quarter, making it 13 consecutive months of such increases; and year-to-date sales increased in total over fiscal 2003, despite the Company operating fewer shops.  In addition, the overall operating efficiency of the Company has improved from last year and we also once again showed a small profit in our commercial coatings business.  However, we remain disappointed that we have not been able to achieve profitability in our fleet and truck center.

The process, including due diligence and the execution of a definitive agreement, of the proposed acquisition of the Company by Elden Holding Group, LLC continues and we will report its status to you within the next 30 days.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements which address operating performance, events, developments or strategies that the Company expects or anticipates in the future, are forward-looking statements; including statements about the Company’s expectations regarding the completion of the proposed transaction with Elden Holding Group, LLC.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the fact that a definitive agreement regarding the proposed transaction has not been agreed upon or signed, the need to satisfy preconditions prior to the closing of an acquisition by Elden Holding Group, LLC, the impact of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insurance or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Quarter Ended April 30,		For The Year Ended April 30,
	2004	2003	2004	2003

Net Sales	$12,724,000	$12,120,000	$47,839,000	$47,235,000
Operating Loss	(143,000)	(627,000)	(1,862,000)	(3,451,000)
Gain on Sales of Real Property	—	—	—	1,479,000
Interest Income (Expense), net	1,096,000	(76,000)	610,000	148,000
Income (Loss) Before Tax	953,000	(703,000)	(1,252,000)	(1,824,000)
Tax Provision	32,000	43,000	84,000	105,000
Net Income (Loss)	$921,000	$(746,000)	$(1,336,000)	$(1,929,000)
Basic Income (Loss) Per Share	$0.21	$(0.17)	$(0.31)	$(0.44)
Diluted Income (Loss) Per Share	$0.21	$(0.17)	$(0.31)	$(0.44)
Weighted Average Shares Outstanding – Basic	4,380,000	4,380,000	4,380,000	4,375,000
Weighted Average Shares Outstanding – Diluted	4,391,000	4,380,000	4,380,000	4,375,000